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                         Year 2000 Readiness Disclosures


               As disclosed in the Company's Form 10Q dated August 10, 1998 for the quarter ended June 30, 1998:

               Certain of the Company's operational computer programs use two digits to identify a year in the date field which does not consider the impact, if any, of the upcoming change in the century. The Company anticipates, at a cost not material to financial results, the timely completion of any programming needed to address this issue and result in successful computer processing in the year 2000 and beyond.

               The Company has not, however, fully completed its review of the Year 2000 issues, particularly, but not limited to, non-operational computer programs and third party vendor and customer issues. The Company is in the process of completing that review.

               Management cannot provide assurance that the result of its Year 2000 compliance efforts or the cost of such efforts will not differ materially from estimates. Accordingly, business continuity and contingency plans are currently being developed to address high risk areas as they are identified.

               The above discussion contains statements that are "forward-looking" within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its estimates are based on reasonable assumptions, there can be no assurance that actual results will not differ materially from these estimates.



               As discussed in the Company's Forms 10Q dated May 11, 1998 and February 10, 1998 for the quarters ended March 31, 1998 and December 31, 1997, respectively:

               Certain of the Company's operational computer programs use two digits to identify a year in the date field which does not consider the impact, if any, of the upcoming change in the century. The Company anticipates, at a cost not material to financial results, the timely completion of any programming needed to address this issue and result in successful computer processing in the year 2000 and beyond.